Exhibit 12
                                                              ----------

                      CONSOLIDATED RAIL CORPORATION
                      -----------------------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------

                             ($ In Millions)


                                        Quarters Ended        Six Months Ended
                                           June 30,                June 30,
                                        --------------       -----------------
                                        1995      1994        1995      1994
                                        ----      ----        ----      ----
Earnings
--------
  Pre-tax income                        $163      $166        $255      $115
    Add:
     Interest expense                     48        44          94        88
     Rental expense interest factor       16         9          30        18
    Less equity in undistributed
     earnings of 20%-50% owned companies  (4)       (5)         (9)       (9)
                                        ----      ----        ----      ----
Earnings available for fixed charges    $223      $214        $370      $212
                                        ====      ====        ====      ====

Fixed charges
-------------
  Interest expense                        48        44          94        88
  Rental expense interest factor          16         9          30        18
                                        ----      ----        ----      ----
Fixed charges                           $ 64      $ 53        $124      $106
                                        ====      ====        ====      ====

Ratio of earnings to fixed charges      3.48x     4.04x       2.98x     2.00x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

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